Exhibit 99.1

Advanta Receives NASDAQ Delisting Notice

SPRING HOUSE, Pa.--(BUSINESS WIRE)--November 11, 2009--Advanta Corp. (NASDAQ: ADVNB; ADVNA) today announced that consistent with its expectations the Company was notified by The NASDAQ Stock Market, LLC (“NASDAQ”) that its two classes of Common Stock, Class A and Class B shares, will be delisted from NASDAQ. Trading in both classes of the stock will be suspended at the opening of business on November 18, 2009. The Company does not intend to appeal NASDAQ’s delisting decision.

The notification provided the following reasons as the basis for delisting:

  the filing by the Company and certain of its subsidiaries of voluntary petitions for relief under chapter 11 of title 11 of the United States Bankruptcy Code (the “Bankruptcy Filing”) in the United States Bankruptcy Court for the State of Delaware and associated public interest concerns raised by it;
  concerns about the residual equity interest of the existing listed securities holders; and, concerns about the Company’s ability to sustain compliance with all requirements for continued listing on NASDAQ.

The Company intends to enter into discussions with market makers to quote its Class A and Class B Common Stock on the OTC Bulletin Board (the “OTC BB”) and/or the Pink OTC Markets Inc. (the “Pink Sheets”). The Company’s Class A and Class B Common Stock will not be eligible for trading on the OTC BB or the Pink Sheets until at least one market maker agrees to quote such respective class of the Company’s Common Stock and, as a result, the Company’s Class A and/or Class B Common Stock may not be eligible to trade over the OTC BB or the Pink Sheets immediately following delisting by NASDAQ.

This Press Release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are: (1) the ability of the Company to continue as a going concern; (2) the ability of the Company and its subsidiaries to prosecute, develop and consummate one or more plans of reorganization with respect to the Bankruptcy Filing; (3) the effects of the Company’s Bankruptcy Filing on the Company and the interests of various creditors, equity holders and other constituents; (4) Bankruptcy Court rulings in connection with the Bankruptcy Filing and the outcome of the cases in general; (5) the length of time the Company will operate under the chapter 11 cases; (6) factors that may interfere with the Company’s ability to develop and consummate one or more plans of reorganization once such plans are developed; (7) the potential adverse effects of the Bankruptcy Filing on the Company’s liquidity or results of operations; and (8) the ability of the Company to have its Class A and/or Class B Common Stock quoted on the OTC BB or the Pink Sheets. The cautionary statements provided above are being made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act for any such forward-looking information. Additional risks that may affect the Company’s future performance are detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

CONTACT:
Advanta
Amy B. Holderer
Vice President, Investor & Media Relations
215-444-5335
aholderer@advanta.com